AMICAS, INC.

Confirming Statement


This Statement confirms that the undersigned, Phillip M. Berman has authorized and designated Adam Schauer, Joseph D. Hill, Kevin Burns or Stephen L. Hicks to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) and the Form ID Application for Edgar Access Codes the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AMICAS, Inc. The authority of Adam Schauer Joseph D. Hill, Kevin Burns or Stephen L. Hicks under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of AMICAS, Inc., unless earlier revoked in writing.
The undersigned acknowledges that none of Adam Schauer, Joseph D. Hill, Kevin Burns or Stephen Hicks is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


4/26/05				By: /s/ Phillip M. Berman
Date			    	         Phillip M. Berman